UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Lincoln Educational Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Executive Drive, Suite 340 West Orange, New Jersey 07052

March 31, 2008

Dear Shareholder:

You are invited to attend the 2008 Annual Meeting of Shareholders of Lincoln Educational Services Corporation to be held on May 2, 2008, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time.

At this year’s meeting you will be asked to elect eight directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2008.  The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that the election of its nominees for directors and the ratification of its selection of independent registered public accounting firm are in the best interests of the company and its shareholders and, accordingly, recommends a vote FOR the election of the nominees for directors and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

In addition to the formal business to be transacted, management will report on the progress of our business and respond to comments and questions of general interest to shareholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, however, it is important that your shares be represented and voted. You may vote your shares by completing the accompanying proxy card or giving your proxy authorization via the Internet. Please read the instructions accompanying the proxy card for details on giving your proxy authorization via the Internet.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING YOUR PROXY AUTHORIZATION VIA THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.  TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 5:00 P.M. (EASTERN TIME) ON MAY 1, 2008.

Sincerely,

/s/ David F. Carney
David F. Carney
Chairman and CEO

LINCOLN EDUCATIONAL SERVICES CORPORATION

200 Executive Drive, Suite 340
West Orange, New Jersey 07052

NOTICE OF

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2008

To the Shareholders of Lincoln Educational Services Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), will be held on May 2, 2008, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time. At the annual meeting, shareholders will be asked:

1.	To elect eight directors to serve until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof and may properly be voted upon.

The board of directors of the Company has fixed the close of business on March 24, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Shareholders of record as of the close of business on March 24, 2008, the record date, will be admitted to the annual meeting upon presentation of identification. Shareholders who own shares of the Company’s Common Stock beneficially through a bank, broker or other nominee will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you own shares of the Company’s Common Stock beneficially and want to vote in person at the annual meeting, you should contact your broker or applicable agent in whose name the shares are registered to obtain a broker’s proxy and bring it to the annual meeting in order to vote.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING PROXY AUTHORIZATION VIA THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 5:00 P.M. (EASTERN TIME) ON MAY 1, 2008.

By Order of the Board of Directors

/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 31, 2008

LINCOLN EDUCATIONAL SERVICES CORPORATION
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2008

GENERAL

This Proxy Statement is provided to the shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), to solicit proxies, in the form enclosed, for use at the Annual Meeting of Shareholders of the Company to be held on May 2, 2008, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. The board of directors knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about March 31, 2008.

Solicitation

This solicitation is made by mail on behalf of the board of directors of the Company. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s common stock, no par value per share (the “Common Stock”).

Voting Procedures

Only those holders of Common Stock of record as of the close of business on March 24, 2008, the record date, will be entitled to notice of and to vote at the annual meeting. A total of 25,986,648 shares of Common Stock were issued and outstanding as of the record date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

Shareholders of record can vote either in person at the annual meeting or by proxy whether or not they attend the meeting.  To vote by proxy, a shareholder must either: (a) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, or (b) vote by Internet (instructions on Internet voting accompany the proxy card).

The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will be necessary to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, directors will be elected by a plurality of the votes cast and a majority of the votes cast will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.  Abstentions, however, will not be counted as votes “for” or “against” the election of directors or “for” or “against” the ratification of the appointment of Deloitte & Touche LLP.  It is expected that brokers will have discretionary power to vote on each of the proposals.

Shares of Common Stock represented by properly executed proxies in the form enclosed that are timely received by the Secretary of the Company and not validly revoked will be voted as specified on the proxy. If no specification is made on a properly executed and returned proxy, the shares represented thereby will be voted FOR the election of each of the eight nominees for director named in this Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

Revocability of Proxies

Shareholders may revoke a proxy at any time before the proxy is exercised. This may be done by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company or by voting in person at the annual meeting.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

Shareholders will be asked at the annual meeting to elect eight directors.  Our bylaws allow for a minimum of three directors and a maximum of 11 directors. Each elected director will hold office until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified.  The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, if elected, but if any nominee should for any reason be unable or unwilling to serve, if so elected, the proxies received by the Company will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee.

Shareholders may withhold authority to vote their proxies for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card. Instructions on the accompanying proxy card that withhold authority to vote for one or more of the nominees will cause any such nominee to receive fewer votes.

Upon recommendation of the Nominating and Corporate Governance Committee, the following eight persons have been selected by the board of directors as nominees for election to the board of directors: David F. Carney, Alexis P. Michas, James J. Burke, Jr., Jerry G. Rubenstein, Paul E. Glaske, Peter S. Burgess, J. Barry Morrow and Celia H. Currin. All of the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote

A plurality of the votes cast at the annual meeting is required for the election of directors.

The board of directors unanimously recommends a vote FOR each of the named nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the directors and executive officers of the Company as of the record date for the annual meeting:

Name	Age	Position Held

David F. Carney (1)	68	Chief Executive Officer and Chairman of the Board of Directors
Shaun E. McAlmont	42	President, Chief Operating Officer
Scott M. Shaw	45	Chief Administrative Officer
Cesar Ribeiro	44	Senior Vice President, Chief Financial Officer and Treasurer
Alexis P. Michas (1) (3) (4)	50	Director
James J. Burke, Jr. (1) (3) (4)	56	Director
Jerry G. Rubenstein (2) (5)	77	Director
Paul E. Glaske (3) (4) (5)	74	Director
Peter S. Burgess (2) (5)	65	Director
J. Barry Morrow (4) (5)	55	Director
Celia H. Currin (2) (5)	59	Director
__________

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating and Corporate Governance Committee.
(5) Independent director.

David F. Carney joined us in 1999 as Chief Executive Officer and Chairman of the board of directors, prior to which he served as a consultant following the sale of his two school companies to Computer Learning Centers, Inc. Previously, Mr. Carney spent 20 years in various capacities with British Oxygen Group Limited, including CFO and Vice President of Development of the Education Services Division which operated 25 technical schools. From 1990 to 1992, Mr. Carney was President of the Massachusetts Association of Private Career Schools. Mr. Carney received a B.S. from Seton Hall University. Mr. Carney has over 30 years of experience in the career education industry.

Shaun E. McAlmont joined us in 2005 and currently serves as our President and Chief Operating Officer.  Prior to taking this position, Mr. McAlmont served as Executive Vice President and President of Online and Group Vice President of the Company. Prior to joining Lincoln, Mr. McAlmont spent 6 years as an executive with the Alta Colleges Corporation serving as President of Westwood College Online and prior to that as Regional Vice President of five Westwood College Campuses. Mr. McAlmont earned his B.S. from Brigham Young University and his M.A. degree in Education Administration from the University of San Francisco.

Scott M. Shaw joined us in 2001 and currently serves as our Chief Administrative Officer.  Prior to taking this position, Mr. Shaw served as Executive Vice President and Senior Vice President of Strategic Planning and Business Development.  Prior to joining Lincoln, Mr. Shaw was a partner at Stonington Partners, Inc., where he had been since 1994. As a partner at Stonington, Mr. Shaw was responsible for identifying, evaluating and acquiring companies and then assisting in the oversight of these companies through participation on the board of directors. In addition, Mr. Shaw worked closely with senior management to develop long-term strategic plans, to evaluate acquisition and new investment opportunities, to assist with refinancings, and to execute on the final sale of the company either to the public or to another company. Mr. Shaw also served as a consultant to Merrill Lynch Capital Partners Inc., a private investment firm associated with Merrill Lynch & Co., Inc. from 1994 through 2000. Mr. Shaw holds an M.B.A. from the Wharton School of Business and a B.A. from Duke University.

Cesar Ribeiro joined us in 2004 and currently serves as our Senior Vice President, Chief Financial Officer and Treasurer. From September 2002 through June 2004, Mr. Ribeiro was self-employed providing both consulting services and private money management services. Prior to that, he was an audit partner with Arthur Andersen LLP, where he had been since 1987. Mr. Ribeiro holds a B.S. from Rutgers University.

Alexis P. Michas has served on our board of directors since 1999. He has been the Managing Partner and a director of Stonington Partners, Inc. since 1996. Mr. Michas also served as a consultant to Merrill Lynch Capital Partners, Inc., a private investment firm associated with Merrill Lynch & Co., Inc., from 1994 through 2000. Mr. Michas received a B.A. from Harvard University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Michas also is a director of BorgWarner Inc., PerkinElmer, Inc. and Air Tran Airways, Inc.

James J. Burke, Jr. has served on our board of directors since 1999. He has been a partner and director of Stonington Partners Inc. since 1994. Mr. Burke also served as a consultant to Merrill Lynch Capital Partners, Inc., a private investment firm associated with Merrill Lynch & Co., Inc., from 1994 through 2000.  He received a B.A. from Brown University and an M.B.A with Distinction from Harvard University Graduate School of Business Administration. Mr. Burke also serves on the board of directors of Ann Taylor Stores Corporation.

Jerry G. Rubenstein has served on our board of directors since 1999. Mr. Rubenstein has organized and managed several entrepreneurial ventures, including OMNI Management Associates, where he has served as President since 1979. Mr. Rubenstein currently serves on the boards of directors of The Philadelphia Chamber Music Society (as Chairman), Marlboro Music School, Inc., The Mary Louise Curtis Bok Foundation and The Foreign Policy Research Institute. Mr. Rubenstein received his bachelor of business administration from the City College of New York.

Paul E. Glaske has served on our board of directors since 2004. Mr. Glaske was Chairman and Chief Executive Officer from April 1992 until his retirement in 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motorhomes and a variety of other vehicles. He currently serves on the board of directors of BorgWarner Inc., Camcraft, Inc., Energy Transfer Partners and Energy Transfer Equities.  He is also on the Senior Council of the Texas Association of Business and is Treasurer of the Board of Trustees of LeTourneau University. Mr. Glaske earned his B.S. in Business Administration from Bob Jones University and his M.B.A. from Pepperdine University.

Peter S. Burgess, CPA has served on our board of directors since 2004. In 1999, Mr. Burgess retired from Arthur Andersen LLP where he was an accounting and business advisory partner serving numerous manufacturing, insurance and financial services enterprises. Following his retirement, he has provided consulting services specializing in litigation support, mergers and acquisitions and audit committee responsibilities under securities exchange requirements and the Sarbanes-Oxley Act. Mr. Burgess is also a director and chair of the audit committees of PMA Capital Corporation and John Hancock Trust and Funds II.  Mr. Burgess earned a B.S. in Business Administration from Lehigh University.

J. Barry Morrow has served on our board of directors since 2006.  He served as the Chief Executive Officer of Collegiate Funding Services from 2002 until 2006 when the company was merged with JPMorgan Chase. Mr. Morrow held the position of President and Chief Operating Officer of Collegiate Funding from 2000 to 2002. Prior to joining Collegiate Funding Services, Mr. Morrow served with the U.S. Department of Education as the General Manager of Financial Services for the Office of Student Financial Assistance and with SallieMae as Vice President of Regional Operations. Mr. Morrow holds a B.A. from Virginia Tech and a M.A. in public administration from George Washington University.

Celia H. Currin has served on our board of directors since 2006.  Ms. Currin is the Founder and CEO of BenchStrength Marketing, a marketing consultancy group focused on the information and media industries and of WhisperStreet.biz, an automatic website maker for small businesses. Prior to founding BenchStrength in 2003, Ms. Currin spent 25 years in a variety of senior management roles with Dow Jones & Company. She is President of the Board of Directors of Poets & Writers, the nation’s largest non-profit organization serving creative writers. Ms. Currin received her M.B.A. from Harvard Business School and her B.S from the University of Oregon.

Information on Board of Directors and its Committees

Directors are expected to attend our annual meeting of shareholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2007, there were seven meetings of the board, and each of the directors attended at least 85% of the meetings of the Board and committees on which he or she served. In addition, directors Burgess, Burke, Carney, Currin, Glaske and Michas attended our 2007 Annual Meeting of Shareholders.

The board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee consists of directors Burgess (Chairman), Rubenstein and Currin. It held five meetings in 2007. The board of directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is available on our website at www.lincolnedu.com.  The Audit Committee is directly responsible, among other things, for our accounting and financial reporting processes; the quality and integrity of our financial statements; the quality and integrity of our system of internal controls; our compliance with laws and regulations; our independent auditor's qualifications and independence; and the audit of our financial statements by a qualified independent auditor.

To fulfill these responsibilities, the Audit Committee will be aware of the current areas of greatest financial risk to us and understand management's assessment and management of the risks; consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the Securities and Exchange Commission (“SEC”); periodically review with the independent auditors their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principles employed and related disclosures by us and the conclusions expressed in our financial reports;  review with management and the independent auditors our accounting policies and practices to ensure they meet the requirements with respect to the FASB, the SEC, the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board; select, evaluate and, if necessary, replace our independent auditors; actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors; engage advisors, as the committee determines is necessary, to carry out its duties;  meet with the independent auditors, the internal auditors and senior management to review the scope and methodology of the proposed audit; discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidelines provided to analysts and rating agencies; set clear hiring policies with respect to any current or former employees of our independent auditors; and establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters.  The Audit Committee is also charged with reviewing and approving all related person transactions.

The board of directors has determined that each of Messrs. Burgess and Rubenstein is an “audit committee financial expert” within the meaning of the regulations of the SEC.  Messrs. Burgess and Rubenstein and Ms. Currin are independent directors under the Sarbanes-Oxley Act of 2002 and the Nasdaq listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Michas (Chairman), Burke, Glaske and Morrow.  The composition of the Nominating and Corporate Governance Committee does not, and is not required to, satisfy the independence requirements of The Nasdaq Global Market because we are a controlled company.  The Nominating and Corporate Governance Committee held two meetings in 2007. The charter for the Nominating and Corporate Governance Committee is published on our website at www.lincolnedu.com. The Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations to the board of directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines that have been adopted by the board of directors. The Nominating and Corporate Governance Committee also recommends to the board of directors candidates for nomination for election as directors of the Company and appointments of directors as members of the committees of the board of directors.

The Nominating and Corporate Governance Committee considers candidates for directors suggested by shareholders for elections to be held at an annual meeting of shareholders. Shareholders can suggest qualified candidates for directors by complying with the advance notification and other requirements of the Company’s bylaws regarding director nominations. Director nomination materials submitted in accordance with the Company’s bylaws will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for review and consideration. Director nominees suggested by shareholders will be evaluated in the same manner, and subject to the same criteria, as other nominees evaluated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates for director suggested by its members, other directors and management and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating and Corporate Governance Committee.

Generally, once the Nominating and Corporate Governance Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to it with the recommendation of the candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the Board and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the board of directors, including, without limitation, the nominee’s management, leadership and business experience, skill and diversity, such as financial literacy and knowledge of directorial duties, and integrity and professionalism.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise) and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors and the board of directors determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee consists of directors Burke (Chairman), Glaske and Michas.  The composition of the Compensation Committee does not, and is not required to, satisfy the independence requirements of The Nasdaq Global Market because we are a controlled company.  The Compensation Committee held four meetings in 2007. The Compensation Committee has the authority to develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders;  recommend compensation and benefit plans to our board for approval;  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;  determine the annual total compensation for our named executive officers;  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;  review and recommend compensation for non-employee directors to our board; and  review and recommend employment agreements, severance arrangements and change of control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to our board. The Compensation Committee may retain compensation consultants having special competence to assist it in evaluating director and executive compensation and may also retain counsel, accountants or other advisors, in its sole discretion.  The Compensation Committee also has the power to delegate its authority and duties to subcommittees or individual members of the committee, as it deems appropriate in accordance with applicable laws and regulations.  The charter for the Compensation Committee is published on our website at www.lincolnedu.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Burke, Glaske and Michas served on the Compensation Committee during the entire 2007 fiscal year.  In addition, Steven W. Hart, a former member of our board of directors, served on our Compensation Committee during the 2007 fiscal year until his resignation from the board of directors on November 30, 2007.  There were no Compensation Committee interlocks or insider (employee) participation during 2007.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following tables provide information regarding the beneficial ownership of our Common Stock as of the record date for the annual meeting by (1) each of our directors, (2) each of our named executive officers, (3) all directors and executive officers as a group, and (4) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal shareholders named below. Except as otherwise indicated, we believe, based on information furnished by such owners, that the beneficial owners of our Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

CERTAIN BENEFICIAL OWNERS

As of March 24, 2008, the only persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock are:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned on December 31, 2007

Back to School Acquisition L.L.C. (1)	20,446,140	75.9%
Hart Capital LLC (2)	2,179,600	8.1%
Royce & Associates, LLC (3)	1,369,891	5.1%

__________

(1)
Based solely on the information reported in a statement on Schedule 13G/A filed with the SEC on February 14, 2008 by Stonington Capital Appreciation 1994 Fund, L.P., Stonington Partners, L.P., Stonington Partners, Inc., Stonington Partners, Inc. II (collectively, the “Stonington Entities”) and Back to School Acquisition, L.L.C. (“BSA”), and information provided to us by Stonington Entities, BSA and Five Mile River Capital Partners LLC (“FMRCP”), Hart Capital LLC, Steven W. Hart, and the Steven W. Hart 2006 Grantor Retained Annuity Trust (the “Hart 2006 Trust”). The Stonington Entities control and have a 100% economic interest in BSA. BSA (i) owns 18,165,500 shares; (ii) has the power to direct the voting and, in certain circumstances the disposition, of 2,179,600 shares through a stockholders’ agreement (the “FMRCP Stockholders’ Agreement”) with FMRCP, of which Hart Capital LLC is the managing member, (iii) has the power to direct the voting and, in certain circumstances the disposition, of 50,142 shares through stockholders’ agreements with Steven W. Hart and various Hart family trusts, and (iv) will have the power to direct the voting, and in certain circumstances the disposition, of 50,898 shares upon the exercise of currently exercisable options held by Steven W. Hart and the Hart 2006 Trust (which terminates by its own terms on March 31, 2008), through a stockholders’ agreement (the “Non-FMRCP Stockholders’ Agreement”) with Steven W. Hart and the Hart 2006 Trust. Alexis P. Michas is the Managing Partner of Stonington Partners, Inc. II and James J. Burke, Jr. is a Partner of Stonington Partners, Inc. II. Both are members of our board of directors.  Both BSA and Stonington Entities have their business address at 540 Madison Avenue, 25th Floor, New York, New York 10022.  We have not attempted to independently verify any of the foregoing information.

(2)
Based solely on the information reported in a statement on Schedule 13G/A filed with the SEC on February 12, 2008 by Steven W. Hart, FMRCP and Hart Capital LLC, and information provided to us by Steven W. Hart, FMRCP and Hart Capital LLC. The total number of shares consists of 2,179,600 shares held by FMRCP, of which Hart Capital LLC is the managing member. Steven W. Hart, a former member of our board of directors, is a Managing Director of Hart Capital LLC.  Mr. Hart may be deemed to be the beneficial owner of  these shares by virtue of his membership interests in, and/or position as President of, Hart Capital LLC.  Both Mr. Hart and Hart Capital LLC disclaim beneficial ownership of all shares held by FMRCP.  Mr. Hart also directly owns 40,778 shares of our common stock and options to purchase 42,068 shares of our common stock.  In addition, Mr. Hart beneficially owns options to purchase 8,830 shares of our common stock issuable upon the exercise of currently exercisable options held by the Hart 2006 Trust. Upon exercise of any of the options to purchase shares of our common stock held by the Hart 2006 Trust, the Hart 2006 Trust will be required to enter into a stockholders’ agreement with the Company and BSA pursuant to which BSA will have the power to direct the voting and, under certain circumstances, through the exercise of drag-along rights, the disposition, of all shares of our common stock held by the Hart 2006 Trust. Pursuant to the FMRCP Stockholders’ Agreement, BSA has the power to direct the voting and, under certain circumstances, through the exercise of drag-along rights, the disposition, of all shares of common stock held by FMRCP.  Pursuant to the Non-FMRCP Stockholders’ Agreement, BSA has the power to direct the voting and, under certain circumstances, through the exercise of drag-along rights, the disposition, of all shares of common stock held by Mr. Hart. Does not include 10,365 shares of our common stock held in trusts for the benefit of Mr. Hart’s children, as to which Mr. Hart’s wife serves as sole trustee, and 2,000 shares held by Mr. Hart’s wife, as to which Mr. Hart disclaims beneficial ownership. The business address for FMRCP, Hart Capital LLC and Mr. Hart is 131 Rowayton Avenue, Rowayton, Connecticut 06853.  We have not attempted to independently verify any of the foregoing information.

(3)
Based on the information reported in a statement on Schedule 13G filed with the SEC on January 30, 2008 by Royce & Associates, LLC (“Royce”).  Royce is an investment advisor registered with the SEC.  The principal business office address of Royce is 1414 Avenue of the Americas, New York, New York 10019. We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

The following table sets forth information as to the beneficial ownership of shares of our Common Stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of Common Stock set forth.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned as of March 24, 2008

David F. Carney (2) (3)	564,953	2.1%
Scott M. Shaw (2) (4)	406,904	1.5%
Cesar Ribeiro (2) (5)	110,668	*
Shaun E. McAlmont (2) (6)	92,667	*
Alexis P. Michas (7)	20,453,815	75.4%
James J. Burke, Jr. (8)	20,453,815	75.4%
Jerry G. Rubenstein (9)	51,315	*
Paul E. Glaske (10)	10,175	*
Peter S. Burgess (11)	9,675	*
J. Barry Morrow (12)	8,231	*
Celia H. Currin (13)	8,231	*
All executive officers and directors as a group	21,724,309	80.0%
__________

*	Less than 0.5%.

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person or group has the right to acquire within 60 days after such date.

(2)	Unless otherwise noted, the business address for each of the executive officers is 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

(3)	Includes 227,288 shares of common stock currently held of record and options to purchase 337,655 shares of common stock.

(4)	Includes 125,626 shares of common stock currently held of record and options to purchase 281,278 shares of common stock.

(5)           Includes options to purchase 50,668 shares of common stock.

(6)           Includes options to purchase 32,667 shares of common stock.

(7)
Alexis P. Michas serves on our board of directors and is the Managing Partner of Stonington Partners, Inc. II, our largest shareholder, which controls, through its controlled subsidiary Back to School Acquisition, L.L.C., 75.9% of our common stock. Mr. Michas disclaims beneficial ownership of all but 7,675 shares of our common stock.  Mr. Michas’ business address is 540 Madison Avenue, 25th Floor, New York, New York 10022.

(8)
James J. Burke, Jr. serves on our board of directors and is a Partner of Stonington Partners, Inc. II, our largest shareholder, which controls, through its controlled subsidiary Back to School Acquisition, L.L.C., 75.9% of our common stock. Mr. Burke disclaims beneficial ownership of all but 7,675 shares of our common stock. Mr. Burke’s business address is 540 Madison Avenue, 25th Floor, New York, New York 10022.

(9)
Jerry G. Rubenstein serves on our board of directors and is the beneficial owner of 51,315 shares of our common stock. The amount listed in the table includes options to purchase 33,070 shares of common stock. Mr. Rubenstein’s business address is Omni Management Associates, Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004.

(10)	Paul E. Glaske serves on our board of directors. Mr. Glaske’s business address is 18136 South Shore Drive, Flint, Texas 75762.

(11)	Peter S. Burgess serves on our board of directors. Mr. Burgess’ business address is 88 Sherwood Drive, Glastonbury, Connecticut 06033.

(12)	J. Barry Morrow serves on our board of directors. Mr. Morrow’s business address is 23729 Grasty Place, Middleburg, Virginia 20117.

(13)	Celia H. Currin serves on our board of directors. Ms. Currin’s business address is 33 East End Avenue, New York, New York 10028.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of 10% or more of the Company’s Common Stock to file reports of ownership of, and transactions in, the Company’s securities with the SEC, the Nasdaq Global Market and the Company.  Based solely on the Company’s review of copies of such forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company believes that all SEC filing requirements applicable to the Company’s directors and executive officers and beneficial owners of 5% or more of the Company’s Common Stock for 2007 were timely met.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2007 to the following individuals, whom we refer to as our named executive officers:

s	David F. Carney, Chairman and Chief Executive Officer
s	Shaun E. McAlmont, President and Chief Operating Officer
s	Scott M. Shaw, Chief Administrative Officer
s	Cesar Ribeiro, Senior Vice President, Chief Financial Officer and Treasurer
s	Lawrence E. Brown, Former Vice Chairman

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) has responsibility for establishing, implementing and monitoring adherence with our compensation program. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its shareholders, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our named executive officers.  The Committee’s charter requires that the Committee meet a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions.  The Committee met four times in 2007.

Compensation Philosophy and Objectives

The Company and the Committee believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our compensation program is designed to offer executive officers competitive compensation based on our performance, our unique niche, strategy, business model and execution and on the individual’s contribution, performance and leadership. Our compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to our long-term success and competitiveness.

The Compensation Committee has reviewed all components of the compensation for the named executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock options, the dollar value to the executive and cost to the Company of all perquisites, and the actual projected payout obligations under potential severance and change-in-control scenarios.

Setting Executive Compensation

We intend to continue our strategy of compensating our executives through programs that emphasize performance-based incentive compensation. We have structured annual and long-term cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and rewards the executives for achieving such goals. For the named executive officers, the current compensation package includes a base salary, an annual cash incentive and grants of stock options. Base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. The Committee believes the combined value of base salary plus annual cash incentive is competitive with the salary and bonus provided to similarly situated executives for companies in our industry. In allocating compensation among these components, the Committee believes that the compensation of our senior levels of management, the levels of management having the greatest ability to influence our performance, should be predominately performance based, while lower levels of management should receive a greater portion of their compensation as base salary.  The Committee approves and oversees the total compensation package for the Company’s Chief Executive Officer including, without limitation, his base salary, annual incentives, stock options and other equity-based compensation and reviews the recommendations of the Company’s Chief Executive Officer in connection with the total compensation package for each of the other named executive officers.

The three main components in our executive compensation program are:

s	Base Salary
s	Annual Incentive Bonus
s	Stock Incentives

Base Salary

Base salaries for our named executive officers are based on job responsibilities and individual contribution with reference to base salary levels of executives at comparable publicly held companies and our general compensation practices.  Our base salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, our overall annual budget for merit increases and pre-tax profit, the executive’s individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation.

Annual Incentive Bonus

Our named executive officers are eligible to participate in the Management Incentive Compensation Plan (the “MIC Plan”).  Under the MIC Plan, the Committee approves an annual incentive cash bonus calculation for our named executive officers taking into account certain financial performance targets and the individual’s strategic task accomplishments.  Such bonuses, if any, are intended to reflect the Committee’s belief that a portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.  The amount of such bonus will be based upon our achievement of revenue and net income targets as well as each officer’s achievement of their own key non-financial performance objectives, in each case established each year by the Committee and our Board of Directors.

For 2007, the Committee and our Board of Directors set the target bonus levels equal to 100% of base salary for our Chairman and Chief Executive Officer and 75% of base salary for the named executive officers other than our CEO.  For each of the named executive officers, including the CEO, the bonus calculations were as follows:  (a) 60% of each executive officer’s target bonus would be awarded if we achieved our net income goal; (b) 20% of the target bonus would be awarded if we achieved our revenue goal; and (c) 20% of the target bonus would be awarded if the named executive officer achieved his key non-financial performance objectives.

Net Income Component

The named executive officers can earn a portion of their target bonus if our net income is within 10% of our annual target goal.  For illustration purposes only, if our net income target was $1,000,000 and our audited financials for that year showed a net income of $990,000 (or 99% of our target), the named executive officers would receive 90% of their 60% target bonus attributable to net income.  The percentage would decrease by 10% for each percentage point under the target goal.  Using the same example, if our audited financials showed net income of $900,000 (or 90% of our goal), the named executive officers would not receive any portion of their annual bonus attributable to net income.

Our executive officers can earn more than their target bonus if our net income is greater than the target goal.  Using the example in the previous paragraph, if our audited financials for that year showed a net income of $1,010,000 (or 101% of our target), the named executive officers would receive 104% of their 60% target bonus that is applicable to net income.  The percentage would increase by 4% for each percentage point above the target goal.  The maximum amount that can be earned by each named executive officer is 200% of their 60% target bonus component for net income.

We did not achieve our net income goal in 2007.  Therefore, our named executive officers received 0% of their 60% target bonus attributable to net income.

Revenue Component

Similar to the net income component, the named executive officers can earn a portion of their target bonus if our revenues were within 5% of our annual target goal.  For illustration purposes only, if our revenue target was $100,000,000 and our audited financials for that year showed revenue of $99,000,000 (or 99% of our target), the named executive officers would receive 80% of their 20% target bonus attributable to revenue.  The percentage would decrease by 20% for each percentage point under the target goal.  Using the same example, if our audited financials showed revenue of $95,000,000 (or 95% of the Company’s target), the named executive officers would not receive any portion of their annual bonus attributable to revenue.

Our executive officers can earn more than their target bonus if our revenue was greater than the target goal.  Using the example in the previous paragraph, if the audited financials for that year showed revenue of $101,000,000 (or 101% of our annual target), the named executive officers would receive 104% of their 20% target bonus that is applicable to revenue.  The percentage would increase by 4% for each percentage point over the target goal.  The maximum amount that can be earned by each named executive officer is 200% of their 20% target bonus component for revenue.

We did not achieve our revenue goal in 2007.  Therefore, our named executive officers received 0% of their 20% target bonus that was applicable to revenue.

Key Non-Financial Performance Objectives Component

Each of our named executive officers can earn 20% of their target bonus for the achievement of their key non-financial performance objectives.  As discussed earlier, the Committee and our Board of Directors establish key non-financial performance objectives for each of our named executive officers.  Our named executive officers achieved 100% of their non-financial performance objectives for 2007.

Discretionary Awards

Our management has the discretion, subject to the approval of our Chairman and Chief Executive Officer and the Committee, to make adjustments above or below the amount calculated under the target formula, in cases where circumstances not under the control of our named executive officers have affected (positively or negatively) their ability to meet performance targets.   The Committee approved discretionary award bonuses for 2007 to Messrs. Carney, McAlmont, Shaw and Ribeiro.  These discretionary awards ranged from 16% to 21% of their annual target bonus opportunity.  Mr. Carney cannot award himself a discretionary award.

For 2007, the named executive officers received an annual incentive bonus ranging from 36% to 41% of their respective target bonus opportunities.

For additional information about the Annual Incentive Bonuses, please refer to the “Grants of Plan-Based Awards” table, which shows the target and maximum bonus amounts payable under the plan for 2007, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2007.

Stock Incentives

Restricted stock awards are granted as long-term incentives to motivate, reward and retain our named executive officers. The Committee believes that the Company’s long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through grants of stock-based awards. Restricted stock awards granted in 2007 vest ratably in equal installments on the first through fifth year anniversaries of the date of grant.

Stock option grants provide for potential financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised.  The exercise price of stock option grants is set at fair market value on grant date. Under the shareholder-approved 2005 Long-Term Incentive Stock Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event.  The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price.  Stock options granted in 2007 vest ratably in equal installments on the first through third year anniversaries of the date of grant and expire ten years from the date of grant.

The Committee believes that stock incentives provide an incentive that focuses the executive’s attention on the Company from the perspective of an owner with an equity stake in the business. Stock options are generally granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, which provides value to the recipient only when the price of the Company’s stock increases above the exercise price (that is, only to the extent that shareholders as a whole have benefited). Generally, stock options granted to named executive officers vest ratably over a three-year period based on the option holder’s continuous service with the Company.  This vesting feature encourages retention and provides long-term incentive.

Because a financial gain from stock options is only possible after the price of our common stock has increased, we believe stock grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all of our shareholders.

In 2007, the Committee made grants of stock options to five of our named executive officers and grants of restricted stock to three of our named executive officers under the Company’s 2005 Long-Term Incentive Plan.  The details of these grants are provided in the Summary Compensation Table.

No Backdating or Spring Loading:

Lincoln does not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options or restricted shares so that they are made before announcement of favorable information or after announcement of unfavorable information. Lincoln’s options are granted at fair market value on the date the option grants are approved by our Compensation Committee.  Fair market value has been consistently determined as the closing price on the Nasdaq Global Market on the grant date.  All option grants and restricted stock awards require the approval of the Compensation Committee. The Company’s general practice is to grant options and award shares of restricted stock only on the dates of each Committee meeting, although there are occasions when grants have been made on other dates.

Retirement Plans

The Company maintains a plan qualified under Section 401(k) of the Internal Revenue Code. Under our 401(k) plan, a participant may contribute a maximum of 25% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit ($15,500 in calendar year 2007). The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of our board of directors, we may make discretionary matching and/or profit-sharing contributions into our 401(k) plan for eligible employees, which may be subject to vesting requirements.

With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2007: $4,362 for Mr. Carney; $2,862 for Mr. McAlmont; $2,862 for Mr. Shaw; $2,862 for Mr. Ribeiro; and $3,825 for Mr. Brown.

We believe that a 401(k) plan induces our employees to save for future retirement needs and we encourage this by matching 30% of our employee’s annual contributions, up to 6% of total compensation.

The Company also maintains a pension plan for certain employees, which is a defined benefit pension plan, intended to qualify under Section 401(a) and Section 501(a) of the Code. This plan was frozen at December 31, 1994 for non-union employees. Benefits under this plan are funded through employer contributions. Our employees are eligible to participate in the pension plan when they have satisfied the years of service and age requirements. The pension plan provides a benefit upon normal retirement (which is age 65) equal to: 1.5% of ‘average monthly earnings’ (as defined in the pension plan) multiplied by the number of the participant’s years of service up to a maximum of 35 years plus any past service accrued benefit. Average monthly earnings are generally the participants’ average of monthly earnings, which includes items includible as compensation as described in the applicable Code regulations.   The plan permits early retirement at age 55, provided that the participant has been credited with at least 15 years of service.

Participants generally become 100% vested in their benefits under the pension plan when they complete five years of service unless the plan is deemed to be a ‘top heavy plan’ (as defined in the pension plan).

Benefits under the pension plan are normally payable in the form of a single-life annuity in the case of unmarried participants, and in the form of a joint and survivor annuity in the case of married participants.

With respect to each of the named executive officers, only Mr. Brown was eligible to participate in the pension plan.  Mr. Brown has 15 credited full years of service under the pension plan as of the date of his separation from the Company.

Perquisites and Other Personal Benefits

We provide each of the named executive officers with use of a vehicle for business and personal use and pay for associated costs, including automobile insurance, parking and fuel, as part of their employment agreements described below.  The value of this benefit is disclosed in the Summary Compensation Table.

Our named executive officers are also eligible to participate in (as are all our employees who meet service requirements under the several plans) our medical and dental health insurance plans, our life insurance plan (benefit equal to $100,000) and long-term disability insurance plan.

The medical and dental plans require a contributory amount to be paid by all participants. While no participant contribution is required for the life insurance plan, we do include the cost of those benefits that exceed $50,000 in participants’ reported income to the Internal Revenue Service. We provide a long-term disability insurance plan under which we pay the insurance premiums. In some cases, our named executive officers and other participants have requested, and been permitted, to pay the premiums themselves, so that any benefits paid upon disability would not be taxable to the participant.

We believe that the several insurance plans we offer are important components of our comprehensive benefit package, which induces employees to remain with us.

Non-Qualified Deferred Compensation

None of our named executive officers participate in a non-qualified deferred compensation program.

Employment-Related Arrangements

The employment agreements for each of our named executive officers were amended and restated on February 1, 2007. The descriptions of the employment agreements below reflect these amendments.

Employment Agreement with David F. Carney

Employment Period.    The agreement provides that Mr. Carney will serve as our Chairman and Chief Executive Officer for a term ending on December 31, 2008.

Compensation and Benefits.    We have agreed that we will compensate Mr. Carney with a minimum annual base salary of $405,000. Mr. Carney will also be eligible to earn an annual bonus for each calendar year during the term of his employment, pursuant to the terms of our MIC Plan in effect for such calendar year.  For a description of the MIC Plan, please see page 10.

Mr. Carney will also be included, to the extent eligible, in all of our employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that are established for, or made available to, our senior executives.  In addition, we will furnish Mr. Carney with coverage by our customary director and officer indemnification arrangements, subject to applicable law.

Involuntary Termination.    In the event that during Mr. Carney’s employment term, there is an “Involuntary Termination” (as defined below) of Mr. Carney’s employment, we will pay him: (1) two times the amount of his base salary, as is then in effect; (2) two times the average of his annual bonus; (3) all outstanding reasonable travel and other business expenses incurred as of the date of his termination; and (4) the employer portion of the premiums necessary to continue his health care coverage for the earlier of (A) one year and (B) the date on which he is covered under another group health plan. Mr. Carney will also be entitled to (1) the continued use of an automobile and payment of associated costs by us for the greater of (A) one year and (B) the remainder of his employment term and (2) receive any other accrued compensation and benefits otherwise payable to him as of the date of his termination. All the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination. This lump sum payment may be deferred for six months, if necessary, to comply with the American Jobs Creation Act of 2004. For purposes of Mr. Carney’s employment agreement, “Involuntary Termination” means the termination of his employment (1) by us (or any successor thereto) without “Cause” (as defined in his employment agreement) or (2) by Mr. Carney for “Good Reason” (as defined in his employment agreement).

Termination for Cause, Death or Disability; Resignation Other than for Good Reason.    In the event that during Mr. Carney’s employment term, Mr. Carney’s employment is terminated by us for Cause, or Mr. Carney resigns from his employment other than for Good Reason, we will pay him (or his estate, if applicable) his accrued but unpaid base salary earned through the date of termination, unreimbursed expenses, plus any other accrued but unpaid employee benefits earned through the date of his termination, including, without limitation, any annual bonus due but not yet paid for a completed calendar year.

Change in Control.    Upon a Change in Control (as defined in his employment agreement), we (or our successor) will continue the employment of Mr. Carney, and Mr. Carney will continue performing services for us for a period of two years commencing on the date of the Change in Control and ending on the second anniversary thereof. Upon a Change in Control, all outstanding stock options granted and restricted stock awarded by us or any of our affiliates to Mr. Carney will become fully vested and immediately exercisable on the date of the Change in Control.

During a 30-day period commencing on the first anniversary of the date of the Change in Control, Mr. Carney will have the right to resign from his employment with us (or our successor) for any reason and receive an amount equal to (i) one times the amount of his base salary, as is then in effect, and (ii) one times the average of his annual bonus paid to him for the two years immediately prior to the year in which such resignation occurs. If, however, such resignation constitutes an Involuntary Termination (as defined above), he will receive payments in accordance with an Involuntary Termination.  All of the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination.

Reduction in Payments.    The employment agreement contains an Internal Revenue Code, as amended (the “Code”) Section 280G “cusp” provision. In the event that any payment or distribution by us to or for the benefit of Mr. Carney pursuant to the terms of the employment agreement or otherwise would be considered a “parachute payment” and the amount of the parachute payment, after deduction of all relevant taxes, including excise taxes imposed by Code Section 4999, is less than the amount Mr. Carney would receive if he was paid three times his average “base amount” less $1.00, then the aggregate amounts constituting the parachute payment will be reduced (or returned by Mr. Carney if already paid to him) to an amount that will equal three times his average “base amount” less $1.00.

Noncompetition.    Mr. Carney is subject to a noncompetition restrictive covenant during the term of his employment and for one year thereafter, although the covenant will not apply if his employment is terminated due to an Involuntary Termination or he resigns during the 30-day period commencing on the first anniversary of a Change in Control.

Nonsolicitation.    Mr. Carney is subject to a nonsolicitation restrictive covenant of clients, employees and key consultants during the term of this employment and for one year thereafter.

Confidentiality.    Mr. Carney is subject to a confidentiality restrictive covenant of unlimited duration.

Arbitration.    Any dispute or controversy arising under or in connection with Mr. Carney’s employment agreement that cannot be mutually resolved by him and us will be settled exclusively by arbitration in West Orange, New Jersey. The cost of the arbitration will be borne by the parties in the manner determined by the arbitrators.

Waiver and Release.    Our obligations under Mr. Carney’s employment agreement are subject to Mr. Carney executing and delivering a waiver and release (relating to his release of claims against us) in a form reasonably and mutually agreed upon.

Employment Agreements with Named Executive Officers other than Mr. Carney

The terms of the Company’s employment agreements for Messrs. McAlmont, Shaw and Ribeiro are identical to those set forth in Mr. Carney’s employment agreement described above, except that (a) Mr. McAlmont will serve as President and Chief Operating Officer and will receive a minimum annual base salary of $315,000; (b) Mr. Shaw will serve as Chief Administrative Officer and will receive a minimum annual base salary of $310,000; (c) Mr. Ribeiro will serve as Senior Vice President, Chief Financial Officer and Treasurer, and will receive a minimum annual base salary of $295,000; and (d) in the event of an Involuntary Termination of either of Messrs. McAlmont’s, Shaw’s or Ribeiro’s employment term, each shall only be entitled to receive a payment of one and one half times his base salary and annual bonus.

Payments at Change of Control or Other Termination

Change in control provisions benefit the Company’s shareholders by assisting with retention during rumored and actual change in control activity when continuity is key to preserving the value of the business.  Other termination benefits are provided based on the time needed by executives of that level to find new employment.

Transactions With Related Persons

The Company recognizes that related person transactions present a heightened risk of conflicts of interest.  As a general matter, it is the preference of the Company to avoid related person transactions.  The term “related person transaction” refers to a transaction required to be disclosed pursuant to Item 404 of Regulation S-K, under the Securities Act of 1933, as amended.

Nevertheless, the Company recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders.  As a result, pursuant to the Company’s Audit Committee (the “Committee”) written charter, the Committee is charged with the responsibility to review and approve all related person transactions on an ongoing basis.  All such transactions must be approved in advance by the Audit Committee.

In addition, the Company’s Code of Business Ethics and Conduct (the “Code of Conduct”) contains policies and procedures with respect to conflicts of interest and related person transactions.  The Code of Conduct requires that all directors, officers, employees and certain other persons subject to the Code of Conduct, adhere to it and prohibits certain arrangements that may be relevant to related person transactions including, but not limited to, prohibitions against: obtaining a substantial interest in any entity which does or seeks to do business with, or is a competitor of, the Company; entering into various arrangements (including family or other relationships) which might dissuade such director, officer, employee or other person from acting in the best interest of the Company; entering into a financial transaction or relationship with a student, prospect, vendor, agent or competitor of the Company; benefiting, or seeking to benefit, (directly or indirectly) from such person’s position with the Company from any sale, purchase or other activity of the Company; using Company property or information for personal gain; obtaining loans or guarantees for personal obligation from the Company; and competing with the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report on executive compensation in 2007 is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Date: March 27, 2008

COMPENSATION COMMITTEE
James J. Burke, Jr. (Chairman)
Paul E. Glaske
Alexis P. Michas

Executive Compensation

Summary Compensation Table
for Year Ended December 31, 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
			(1)	(2)	(3)	(4)	(5)	(6)
David F. Carney	2007	385,000	63,000	-	72,367	77,000	-	7,815	605,182
Chairman of the Board of Directors	2006	375,000	-	-	59,783	75,000	-	7,679	517,462
and Chief Executive Officer
Shaun E. McAlmont	2007	300,000	45,000	25,032	226,416	45,000	-	7,012	648,460
President and	2006	247,516	108,750	-	125,874	41,250	-	4,412	527,802
Chief Operating Officer
Scott M. Shaw	2007	293,333	43,500	25,032	52,539	43,500	-	6,594	464,498
Chief Admistrative Officer	2006	280,000	8,000	-	51,702	42,000	-	7,800	389,502

Cesar Ribeiro	2007	275,000	43,750	25,032	197,833	41,250	-	8,186	591,051
Senior Vice President and	2006	250,000	-	12,500	159,767	37,500	-	8,122	467,889
Chief Financial Officer
Lawrence E. Brown	2007	283,333	-	-	42,097	-	1,047	1,064,144	1,390,621
Former Vice Chairman	2006	330,000	17,000	-	56,673	33,000	1,318	8,206	446,197

_________

(1)           Reflects the value of discretionary cash incentive bonuses earned under our Annual Incentive Plan.

(2)           Represents the proportionate amount of the total fair value of restricted stock grants recognized by the Company as an expense in 2007 for financial accounting purposes. The fair values of these grants and the amounts expensed in 2007 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table beginning on page 22 of this Proxy Statement.  The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(3)           Represents the proportionate amount of the total fair value of option awards recognized by the Company as an expense in 2007 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table beginning on page 22 of this Proxy Statement, as well as awards granted in 2003 through 2007 for which we continued to recognize expense in 2007.  The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(4)           Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(5)           Reflects the increase during 2006 in actuarial present values of Mr. Brown’s accumulated benefits under our Pension Plan.

(6)           Amounts reflected in this column include 401(k) matching contributions for each named executive officer as well as the portion of personal use of a company-owned vehicle by the named executive officers during 2007.  The amounts reflected in this column for Mr. Brown also include cash payments ($462,359) made pursuant to a Separation and Release Agreement, dated October 15, 2007, between Mr. Brown and the Company as well as the gain on non-qualified options ($599,552) exercised by Mr. Brown in 2007.

Grants of Plan-Based Awards
for Year Ended December 31, 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
			(1)	(1)	(2)	(3)		(4)
David F. Carney	2007	-	385,000	577,500	-	-	-	-
	3/1/2007	-	-	-	-	25,000	11.96	37,673

Shaun E. McAlmont	2007	-	225,000	337,500	-	-	-	-
	3/1/2007	-	-	-	-	20,000	11.96	30,138
	10/30/2007	-	-	-	50,000	-	-	25,032
Scott M. Shaw	2007	-	217,500	326,250	-	-	-	-
	3/1/2007	-	-	-	-	15,000	11.96	22,604
	10/30/2007	-	-	-	50,000	-	-	25,032
Cesar Ribeiro	2007	-	206,250	309,375	-	-	-	-
	3/1/2007	-	-	-	-	25,000	11.96	37,673
	10/30/2007	-	-	-	50,000	-	-	25,032
Lawrence E. Brown	3/1/2007	-	-	-	-	10,000	11.96	12,055

__________

(1)           Represents target and maximum payout levels under the Annual Incentive Plan for 2007 performance.  The actual amount of incentive bonus earned by each named executive officer in 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis beginning on page 9.

(2)           Restricted Stock Grants were awarded under the Company’s 2005 Long-Term Incentive Plan.  These grants vest ratably on the first through fifth year anniversary of the grant date.

(3)           Option Awards were awarded under the Company’s 2005 Long-Term Incentive Plan.  These awards vest ratably on the first through third year anniversary of the grant date.

(4)           Represents the proportionate amount of the total fair value of option awards and restricted stock grants recognized by the Company as an expense in 2007 for financial accounting purposes in accordance with FAS 123 R.  Grant date fair value of options is based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Oustanding Equity Awards
at Year Ended December 31, 2007

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
					(3)	(4)
David F. Carney	279,987	-	3.10	1/1/2012 (1)	-	-
	49,334	10,666	14.00	11/3/2013 (1)	-	-
	-	25,000	11.96	3/1/2017 (2)	-	-

Shaun E. McAlmont	6,000	9,000	20.00	6/23/2015 (1)	-	-
	20,000	40,000	17.92	7/20/2016 (2)	-	-
	-	20,000	11.96	3/1/2017 (2)	-	-
	-	-	-	-	50,000	736,000

Scott M. Shaw	235,500	-	3.10	1/1/2012 (1)	-	-
	40,778	9,222	14.00	11/3/2013 (1)	-	-
	-	15,000	11.96	3/1/2017 (2)	-	-
	-	-	-	-	50,000	736,000

Cesar Ribeiro	24,000	16,000	25.00	6/7/2014 (1)	-	-
	10,000	5,000	14.19	12/9/2015 (2)	-	-
	8,334	16,666	17.92	7/20/2016 (2)	-	-
	-	25,000	11.96	3/1/2017 (2)	-	-
	-	-	-	-	50,000	736,000

__________

(1)           Option Awards granted to the Named Executive Officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through fifth year anniversary of the grant date.

(2)           Option Awards granted to the Named Executive Officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through third year anniversary of the grant date.

(3)           Restricted Stock Grants awarded to the Named Executive Officers were awarded on October 30, 2007 and vest ratably on the first through fifth year anniversary of the grant date.

(4)           All equity award values are based on a December 31, 2007 closing stock price of $14.72.

Option Exercises and Stock Vested
for Year Ended December 31, 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
		(1)
Lawrence E. Brown	221,291	2,511,653
__________

(1)           Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.  These options were exercised by Mr. Brown on October 18, 2007.

Pension Benefits
at Year Ended December 31, 2007

Name	Plan name	Number of years credited service (#)	Present Value of accumulated benefit ($)	Payments during last fiscal year ($)
			(1)
Lawrence E. Brown	Pension Plan for Employees of Lincoln Technical Institute, Inc.	15	253,902	-

__________

(1)           The determination of the Present Value of accumulated benefit includes assumed retirement at the Earliest Retirement Date (age 62).  No decrements, other than retirement at the Earliest Retirement Date, were applied.  The discount rate as of December 31, 2007 was 6.37%.

Termination Payments and Benefits. As discussed above under “Employment-Related Arrangements”, upon a Change in Control (as defined in our named executive officers employment agreements), we (or our successor) will continue the employment of our named executive officers, and they will continue performing services for us for a period of two years commencing on the date of the Change in Control and ending on the second anniversary thereof. Upon a Change in Control, all outstanding stock options granted and restricted stock awarded by us or any of our affiliates to our named executive officers will become fully vested and immediately exercisable on the date of the Change in Control.

Change in Control.  The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if a Change in Control occurred on December 31, 2007 and each of our named executive officers had been Involuntarily Terminated (as defined in their respective employment agreements) on December 31, 2007.  This table excludes vested account balances under our 401(k) plan that is generally available to all of our employees:

Change in Control Payment and Benefit Estimates
as of December 31, 2007

Executive	Aggregate Severance Pay ($)	Restricted Stock ($)	Stock Options (Black-Scholes Value) ($)	Welfare Benefits Continuation ($)	Total ($)
				(1)
David F. Carney	1,025,000		138,649	24,376	1,188,025
Shaun E. McAlmont	652,500	702,468	452,089	22,878	1,829,935
Scott M. Shaw	567,750	702,468	87,627	21,497	1,379,342
Cesar Ribeiro	543,750	702,468	337,037	23,295	1,606,550

__________

(1)           Includes the employer portion of the premiums necessary to continue health care coverage and the value of the continued use of an automobile and payment of associated costs by us for one year from the date of termination.

During a 30-day period commencing on the first anniversary of the date of the Change in Control, each of our named executive officers will have the right to resign from their employment with us (or our successor) for any reason and receive an amount equal to (i) one times the amount of their base salary, as is then in effect, and (ii) one times the average of their annual bonus paid to him for the two years immediately prior to the year in which such resignation occurs. If, however, such resignation constitutes an Involuntary Termination (as defined above), our named executive officers will receive payments in accordance with an Involuntary Termination.

Involuntary Termination.  In the event Mr. Carney had been Involuntarily Terminated, we will pay him: (1) two times the amount of his base salary, as is then in effect; (2) two times the average of his annual bonus; (3) all outstanding reasonable travel and other business expenses incurred as of the date of his termination; and (4) the employer portion of the premiums necessary to continue his health care coverage for the earlier of (A) one year and (B) the date on which he is covered under another group health plan. Mr. Carney will also be entitled to (1) the continued use of an automobile and payment of associated costs by us for the greater of (A) one year and (B) the remainder of his employment term and (2) receive any other accrued compensation and benefits otherwise payable to him as of the date of his termination.  All the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination.  This lump sum payment may be deferred for six months, if necessary, to comply with the American Jobs Creation Act of 2004.  The terms of the Company’s employment agreements for Messrs. McAlmont, Shaw and Ribeiro are identical to those set forth in Mr. Carney’s employment agreement described above, except that in the event of an Involuntary Termination of either of Messrs. McAlmont’s, Shaw’s or Ribeiro’s employment term, each shall only be entitled to receive a payment of one and one half times his base salary and annual bonus.

Separation and Release Agreement.  On October 15, 2007, we entered into a Separation and Release Agreement with Lawrence E. Brown, our former Vice Chairman.  Under this agreement Mr. Brown’s employment terminated as of the close of business on October 31, 2007.   In consideration for a release of claims, we paid Mr. Brown a lump sum cash payment of $462,359 and will reimburse Mr. Brown for the employer-portion of the premiums due for continuation of coverage under COBRA for a maximum period ending on December 31, 2008.  Mr. Brown is entitled to the use of his automobile and reimbursement of associated costs by us through December 31, 2008.  Mr. Brown is subject to a 14-month non-compete and non-solicitation restrictive covenant and a confidentiality restrictive covenant of unlimited duration.

Director Compensation

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during 2007:

Director Compensation
for Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
		(1)
Peter S. Burgess	48,500	39,074	87,574
James J. Burke, Jr.	31,000	39,074	70,074
Celia H. Currin	35,000	39,074	74,074
Paul E. Glaske	35,000	39,074	74,074
Steven W. Hart	27,750	20,409	48,159
Alexis P. Michas	38,500	39,074	77,574
J. Barry Morrow	38,500	39,074	77,574
Jerry G. Rubenstein	34,000	39,074	73,074

__________

(1)	Represents the compensation costs for financial reporting purposes for the year under FAS 123R.

Compensation of Directors

The Company currently pays each of its non-employee directors annual compensation of $25,000 for services to the Company.  In addition, each non-employee director receives $1,000 per board meeting attended in person or by telephone. The chairman of each committee of the board receives an additional $500 per board meeting attended.  Non-employee directors on committees of the board will each receive an additional payment of $1,000 for each committee meeting attended on a day other than the day of a board meeting for which that director has been compensated. The audit committee chairman will receive an additional $10,000 annual retainer.

Non-employee directors are also eligible to receive awards of restricted stock under the 2005 Non-Employee Directors Restricted Stock Plan (the Restricted Stock Plan) as compensation for their services as directors.

Initial Grant of Restricted Stock.  Pursuant to the Restricted Stock Plan, each non-employee director receives an initial award of shares of restricted stock equal to $60,000 (based on the Fair Market Value of a share of Common Stock on the Date of Grant)  for service as a director of the Company on the first day of the calendar month following the month in which such non-employee director becomes a non-employee director.

Annual Grants of Restricted Stock.  The Restricted Stock Plan also provides that, as of the date of each annual meeting, each non-employee director shall automatically receive an award of shares of restricted stock equal to $40,000 (based on the Fair Market Value of a share of Common Stock on the Date of Grant) for service as a director of the Company, provided that such non-employee director shall continue to serve as a director of the Company immediately after such annual meeting.  On April 26, 2007, 2,825 shares of common stock were awarded to each of our eight non-employee directors.  The per share fair market value of the common stock on April 26, 2007 was $14.16.

All awards of common stock under the Restricted Stock Plan vest ratably on the first, second and third anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.  As of December 31, 2007, there were a total of 57,477 shares awarded under the Restricted Stock Plan of which 19,442 shares are vested.

Mr. Carney does not receive any fees or stock awards for his service as a director.

Audit Committee Report

The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors.  Management has primary responsibility for preparing the financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls.  The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon management’s internal control assessment and upon the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, the independent registered public accounting firm and the internal auditors, separately and together, with and without management present, regarding the Company’s audited financial statements as of December 31, 2007, and for the year then ended and regarding the Company’s internal controls.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380 (Communications with Audit Committees).  Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.  As part of that review, the Company’s independent registered public accounting firm submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) in which D&T affirmed its independence from the Company.  Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence.  The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee as set forth in the Audit Committee’s Charter, the Audit Committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2007 be included in the Company’s 2007 Annual Report on Form 10-K.

Date: March 27, 2008

AUDIT COMMITTEE
Peter S. Burgess, Chairman
Jerry G. Rubenstein
Celia H. Currin

PROPOSAL NUMBER TWO—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, which has served as the Company’s independent registered public accounting firm since 1999, to be the Company’s independent registered public accounting firm for the year ending December 31, 2008. Deloitte & Touche LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Deloitte & Touche LLP, the Audit Committee carefully considered Deloitte & Touche LLP’s qualifications, including the firm’s performance as independent registered public accounting firm for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence from the Company.

Shareholders will be asked at the annual meeting to ratify the appointment of Deloitte & Touche LLP. If the shareholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the year 2008 if it concludes that such a change would be in the best interests of the Company. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Deloitte & Touche LLP.

Fees Billed by Independent Registered Public Accounting Firm

As more fully described below, all services to be provided by Deloitte & Touche LLP are pre-approved by the Audit Committee, including audit services, tax services and certain other services.

The SEC requires disclosure of fees billed by the Company’s independent registered public accounting firm for certain services.  The following table sets forth the aggregate fees billed to Deloitte & Touche LLP during the years ended December 31, 2007 and 2006:

Fee Category	2007	2006
Audit and Audit Related Fees	$722,800	$552,200
Tax Fees	95,100	85,800
All Other Fees	25,700	234,487

Total Fees	$843,600	$872,487

Audit and Audit Related Fees consisted principally of audit services of our consolidated financial statements, review of our quarterly financial statements, services that are normally provided by the independent auditors in connection with statutory and regulatory filings and the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees consisted principally of professional services rendered by Deloitte & Touche LLP in connection with the Company’s tax compliance activities, including technical and tax advice related to the preparation of tax returns.

All Other Fees consisted of professional services rendered in connection with the Company’s 401(k) and pension plan audits.  In 2006, such fees also included professional services rendered in connection with the Company’s initial public offering filing and consultation regarding its acquisition of New England Institute of Technology at Palm Beach, Inc.

Audit Committee Pre-Approval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Deloitte & Touche LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote

A majority of the votes cast at the annual meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.

ANNUAL REPORT AND FINANCIAL STATEMENTS AND
COMMITTEE AND CORPORATE GOVERNANCE MATERIALS OF THE COMPANY

Copies of the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2007, including the Company’s consolidated financial statements and financial statement schedule, will be mailed to interested shareholders, without charge, upon written request.   Exhibits to the Form 10-K will be provided upon written request and payment to the Company of the cost of preparing and distributing those materials. The current charters of the Board’s Audit, Compensation, Nominating and Corporate Governance Committees, along with the Company’s Code of Business Ethics and Conduct and Integrity Assurance Program, are available to interested shareholders upon request and are posted on our website at www.lincolnedu.com. Written requests should be sent to Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, Attention: Investor Relations.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

The board of directors has adopted corporate governance guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director stock ownership guidelines. The board of directors has determined that the following five directors satisfy the Nasdaq Global Market’s independence requirements: Messrs. Rubenstein, Glaske, Burgess, Morrow and Ms. Currin.

The board of directors has adopted an Integrity Assurance Program – A Code of Business Ethics and Conduct that applies to all directors, officers and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq Global Market rules requiring a code of ethics for a company’s directors, officers and employees. A copy of the Integrity Assurance Program – A Code of Business Ethics and Conduct is posted on our website at www.lincolnedu.com. The Audit Committee must approve any requests for amendments to or waivers from the Integrity Assurance Program with respect to directors and executive officers and the Company intends to report such amendments or waivers that are required to be reported pursuant to the rules of the SEC and the Nasdaq Global Market on the Company’s website.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals that are intended to be presented at the 2009 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than December 1, 2008 in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Shareholder proposals and shareholder nominations for election to the board of directors must also comply with the current advance notice and other requirements set forth in the Company’s bylaws to be eligible to be presented at an annual meeting. These requirements include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of mailing of the notice for this year’s annual meeting (or between November 1, 2008 and December 1, 2008 based on this year’s notice mailing date of March 31 2008).

COMMUNICATING WITH THE BOARD OF DIRECTORS

You may contact any non-employee director, or the entire board, at any time. Your communication should be sent to the Lincoln Educational Services Corporation Board of Directors – Non-Employee Directors, c/o Corporate Secretary, Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

Communications are distributed to the board, or any board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the board will be excluded, such as spam and other junk mail, resumes and other job inquiries, surveys and business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any non-employee director any communication that is filtered in accordance with the process described above, at that director’s request.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple stockholders in each household who share an address. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Lincoln Educational Services Corporation, c/o Corporate Secretary, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, telephone (973) 736-9340. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER INFORMATION

Proxy authorizations submitted via the Internet must be received by 5:00 p.m. (Eastern Time) on May 1, 2008. To give your proxy authorization via the Internet, please read the instructions accompanying the enclosed proxy card. Costs associated with electronic access, such as from access providers, will be borne by the shareholder.

By Order of the Board of Directors

/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 31, 2008

2008 ANNUAL MEETING OF SHAREHOLDERS OF
LINCOLN EDUCATIONAL SERVICES CORPORATION

May 2, 2008

Please date, sign and mail your proxy card in the
envelope provided as soon as possible.

v FOLD AND DETACH HERE AND READ THE REVERSE SIDE v

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR Items 1 and 2.

1.           Election of Directors:

☐ David F. Carney	☐ Alexis P. Michas
☐ James J. Burke, Jr.	☐ Jerry G. Rubenstein
☐ Paul E. Glaske	☐ Peter S. Burgess
☐ J. Barry Morrow	☐ Celia H. Currin

FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT (See instructions below)
☐	☐	☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the square next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2.	Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.
To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority to the proxies.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name appears hereon. When shares are held by joint owners, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Proxy For Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), hereby appoints David F. Carney and Cesar Ribeiro, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held on Friday, May 2, 2008, at 10:00 a.m., local time, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF THIS PROXY IS EXECUTED, BUT NO SPECIFICATION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES AND THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.